Exhibit 99

TI reports financial results for 1Q08

•	Revenue is $3.27 billion
•	EPS is $0.49, including discrete tax items of $0.06
•	High-performance analog revenue up 20 percent from year ago

Conference call on TI web site at 4:30 p.m. Central time today
www.ti.com

Except as noted, financial results are for continuing operations.  The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

DALLAS (April 21, 2008) – Financial results from Texas Instruments Incorporated (TI) (NYSE:TXN) for the first quarter reflect the company’s strengthening position in the market for analog semiconductors.

TI revenue was up 3 percent from the year-ago quarter, led by 20 percent growth in high-performance analog semiconductors.  TI’s operating profit grew 19 percent.  “Analog is making us stronger and will be a great growth opportunity for a very long time.  Analog goes into almost every piece of electronic equipment that is made, and at TI we have the technology and the manufacturing power to serve much more of this market than we are addressing today.  There also are clear benefits to our operating profit, which has grown faster than revenue, and to our cash flow, which we can return to shareholders or reinvest in growth," said Rich Templeton, TI’s chairman, president and CEO.

Compared with the fourth quarter, TI revenue declined 8 percent primarily due to weaker sales into cell phones, especially high-end cell phones.  “Given uncertainty in the near-term economy, we have become more conservative with our outlook for the second quarter.  More strategically, we believe our long-term opportunity is excellent.  We’re continuing to do the things needed to be the better choice for our customers, such as adding sales and applications engineers, investing in new products, and increasing assembly/test capability,” Templeton said.

“In addition to traditional markets in communications and entertainment, analog semiconductors and digital signal processors are at the heart of solving some of the world’s most challenging problems in healthcare, energy and security.  We’ve achieved early positions in each of these, all of which are just beginning to leverage semiconductor technology,” Templeton said.

TI financial results

•	Revenue was $3.27 billion, up $81 million, or 3 percent, from a year ago. Compared with the prior quarter, revenue decreased $284 million, or 8 percent.

•	Gross profit was $1.76 billion, or 53.7 percent of revenue. This was up $119 million from a year ago. Gross profit declined $170 million from the prior quarter.

•
Operating expenses were $514 million for research and development (R&D) and $435 million for selling, general and administrative (SG&A).  R&D expense decreased $38 million from a year ago as the company continues to benefit from its collaborative work with foundries on advanced digital process technologies.  R&D expense was about the same as the prior quarter.  SG&A expense increased $30 million from the year-ago quarter primarily due to higher investments in field sales and customer support, especially for emerging regions.  SG&A expense increased $13 million from the prior quarter.

•	Operating profit was $807 million, or 24.7 percent of revenue. This was an increase of $127 million from the year-ago quarter. Operating profit decreased $189 million from the prior quarter.

•	Other income was $33 million. This was down $6 million from the year-ago quarter and down $13 million from the prior quarter due to lower interest income.

•
Income from continuing operations was $662 million, including a discrete tax benefit of $81 million associated with the company’s decision to indefinitely reinvest the accumulated earnings of a non-U.S. subsidiary.  Income from continuing operations increased $146 million from the year-ago quarter and declined $91 million from the prior quarter.

•	Earnings per share (EPS) were $0.49 and included a discrete tax benefit of $0.06. EPS increased $0.14 from the year-ago quarter and decreased $0.05 from the prior quarter.

•	Orders were $3.32 billion. This was an increase of $111 million from the year-ago quarter and a decline of $164 million from the prior quarter.

•	Cash flow from operations was $641 million, an increase of $87 million from a year ago and a decrease of $781 million from the prior quarter.

•
Accounts receivable were $1.67 billion at the end of the quarter.  This was a decrease of $87 million from the year-ago quarter and a decrease of $73 million from the prior quarter.  Days sales outstanding were 46 at the end of the quarter compared with 50 a year ago and 44 at the end of the prior quarter.

•
Inventory was $1.58 billion at the end of the quarter.  This was $169 million higher than the year-ago quarter and $160 million higher than the prior quarter.  Days of inventory at the end of the first quarter were 94, up 12 days from a year ago and up 16 days from the prior quarter.

•	Capital spending totaled $219 million. Depreciation was $241 million.

•
Total cash (cash and cash equivalents plus short-term investments) was $1.88 billion at the end of the quarter.  This was $1.46 billion lower than a year ago and $1.05 billion lower than the prior quarter.  The company reduced its holdings of auction-rate securities, which are based on pools of student loans that are guaranteed by the U.S. Department of Education, by $473 million from the end of the prior quarter.  As of the end of the first quarter, TI reclassified its remaining auction-rate securities, which have a fair value of $551 million, from short-term investments to long-term investments due to reduced liquidity for these securities.  The company used $874 million in the quarter to repurchase 28.6 million shares of its common stock and paid dividends of $133 million.

Outlook

For the second quarter of 2008, TI currently expects its financial results to fall within the following ranges:

Total TI revenue:	$3.24 - 3.50 billion
Semiconductor revenue:	$3.08 - 3.32 billion
Education Technology revenue:	$160 - 180 million
EPS:	$0.42 – 0.48
The company will update its second-quarter outlook on June 9, 2008.

For the full year 2008, TI continues to expect the following:

R&D expense:	$2.0 billion
Capital expenditures:	$0.9 billion
Depreciation:	$1.0 billion
Annual effective tax rate:	31%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007

Net revenue	$3,272	$3,556	$3,191
Cost of revenue	1,516	1,630	1,554
Gross profit	1,756	1,926	1,637
Research and development (R&D)	514	508	552
Selling, general and administrative (SG&A)	435	422	405
Total operating costs and expenses	2,465	2,560	2,511
Profit from operations	807	996	680
Other income (expense) net	33	46	39
Income from continuing operations before income taxes	840	1,042	719
Provision for income taxes	178	289	203
Income from continuing operations	662	753	516
Income from discontinued operations, net of taxes	--	3	--
Net income	$662	$756	$516

Basic earnings per common share:
Income from continuing operations	$.50	$.55	$.36
Net income	$.50	$.55	$.36

Diluted earnings per common share:
Income from continuing operations	$.49	$.54	$.35
Net income	$.49	$.54	$.35

Average shares outstanding (millions):
Basic	1,327	1,372	1,442
Diluted	1,347	1,399	1,470

Cash dividends declared per share of common stock	$.10	$.10	$.04

Percentage of revenue:
Gross profit	53.7%	54.2%	51.3%
R&D	15.7%	14.3%	17.3%
SG&A	13.3%	11.9%	12.7%
Operating profit	24.7%	28.0%	21.3%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007
Assets
Current assets:
Cash and cash equivalents	$1,450	$1,328	$965
Short-term investments	426	1,596	2,371
Accounts receivable, net of allowances of ($25), ($26) and ($25)	1,669	1,742	1,756
Raw materials	111	105	114
Work in process	943	876	879
Finished goods	524	437	416
Inventories	1,578	1,418	1,409
Deferred income taxes	659	654	1,071
Prepaid expenses and other current assets	193	180	261
Total current assets	5,975	6,918	7,833
Property, plant and equipment at cost	7,493	7,568	7,715
Less accumulated depreciation	(3,908)	(3,959)	(3,835)
Property, plant and equipment, net	3,585	3,609	3,880
Long-term investments	791	267	250
Goodwill	838	838	792
Acquisition-related intangibles	105	115	131
Deferred income taxes	618	510	436
Capitalized software licenses, net	225	227	280
Overfunded retirement plans	122	105	54
Other assets	79	78	94
Total assets	$12,338	$12,667	$13,750

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$--	$--	$43
Accounts payable	680	657	550
Accrued expenses and other liabilities	871	1,117	877
Income taxes payable	218	53	286
Accrued profit sharing and retirement	79	198	51
Total current liabilities	1,848	2,025	1,807
Underfunded retirement plans	191	184	197
Deferred income taxes	60	49	10
Deferred credits and other liabilities	382	434	453
Total liabilities	2,481	2,692	2,467

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: March 31, 2008 -- 1,739,660,927; Dec. 31, 2007 -- 1,739,632,601; March 31, 2007 -- 1,739,211,844	1,740	1,740	1,739
Paid-in capital	926	931	822
Retained earnings	20,318	19,788	18,017
Less treasury common stock at cost: Shares: March 31, 2008 -- 416,925,336; Dec. 31, 2007 -- 396,421,798; March 31, 2007 -- 305,502,566	(12,776)	(12,160)	(8,940)
Accumulated other comprehensive loss, net of taxes	(351)	(324)	(355)
Total stockholders’ equity	9,857	9,975	11,283
Total liabilities and stockholders’ equity	$12,338	$12,667	$13,750

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007
Cash flows from operating activities:
Net income	$662	$756	$516
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
(Income) from discontinued operations	--	(3)	--
Depreciation	241	253	252
Stock-based compensation	54	67	78
Amortization of acquisition-related intangibles	10	10	14
Losses on sales of assets	6	--	--
Deferred income taxes	(74)	4	(3)
Increase (decrease) from changes in:
Accounts receivable	89	284	17
Inventories	(160)	32	28
Prepaid expenses and other current assets	(46)	26	(79)
Accounts payable and accrued expenses	(179)	(20)	(167)
Income taxes payable	165	(47)	33
Accrued profit sharing and retirement	(122)	52	(111)
Excess tax benefit from share-based payments	(13)	(10)	(34)
Change in funded status of retirement plans and accrued retirement	(4)	(3)	1
Other	12	21	9
Net cash provided by operating activities of continuing operations	641	1,422	554

Cash flows from investing activities:
Additions to property, plant and equipment	(219)	(181)	(179)
Purchases of cash investments	(362)	(794)	(846)
Sales and maturities of cash investments	958	2,067	1,011
Purchases of long-term investments	(2)	(4)	(5)
Sales of long-term investments	16	2	2
Acquisitions, net of cash acquired	--	(56)	(27)
Net cash provided by (used in) investing activities of continuing operations	391	1,034	(44)

Cash flows from financing activities:
Dividends paid	(133)	(138)	(58)
Sales and other common stock transactions	76	67	154
Excess tax benefit from share-based payments	13	10	34
Stock repurchases	(874)	(1,877)	(857)
Net cash used in financing activities of continuing operations	(918)	(1,938)	(727)

Effect of exchange rate changes on cash	8	3	(1)
Net increase (decrease) in cash and cash equivalents	122	521	(218)
Cash and cash equivalents, beginning of period	1,328	807	1,183
Cash and cash equivalents, end of period	$1,450	$1,328	$965

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

Segment Net Revenue
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007

Semiconductor	$3,191	$3,475	$3,115
Education Technology	81	81	76
Total net revenue	$3,272	$3,556	$3,191

Segment Profit (Loss)
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007

Semiconductor	$927	$1,117	$831
Education Technology	18	19	16
Corporate*	(138)	(140)	(167)
Profit from operations	$807	$996	$680

*Corporate includes stock-based compensation expense:

Semiconductor segment

•
Revenue was $3.19 billion.  This was 2 percent higher than a year ago primarily due to higher sales of analog products, especially high-performance analog products.  Revenue declined 8 percent from the prior quarter primarily due to lower demand for digital signal processing products sold into cell phone applications.

·
Analog product revenue was $1.32 billion.  This was up 6 percent compared with a year ago due to stronger demand for high-performance analog products.  Revenue was down 4 percent from the prior quarter primarily due to weaker demand for application-specific analog products sold into hard-disk drive and cell phone applications.  Revenue from high-performance analog products increased 20 percent from a year ago and was about even with the prior quarter.

·
Digital signal processing product revenue was $1.12 billion.  This was a decrease of 3 percent from a year ago and a decrease of 18 percent from the prior quarter.  Both declines were due to lower sales into cell phone applications.

·	TI’s remaining semiconductor revenue was $754 million. This was up 6 percent from a year ago and was up 2 percent from the prior quarter.

•
Gross profit was $1.73 billion, or 54.3 percent of revenue.  This was up $102 million, or 6 percent, from the year-ago quarter primarily due to higher revenue from more-profitable analog products, and to a lesser extent, from microcontrollers.  Gross profit was down $165 million, or 9 percent, from the prior quarter due to lower revenue.

•
Operating profit for the first quarter was $927 million, or 29.0 percent of revenue.  This was an increase of $96 million from the year-ago quarter and a decrease of $190 million from the prior quarter.

•	Orders in the first quarter were $3.17 billion. This was up 3 percent from the year-ago quarter and down 7 percent from the prior quarter.

Semiconductor highlights

•	TI introduced a family of analog front-end chips that enable superior image quality and reduced power consumption in medical ultrasound diagnostic equipment.

•	TI delivered the industry’s first closed-loop, digital-input Class-D audio amplifier that improves sound quality and lowers audio subsystem costs in high-definition TVs and media docking stations.

•	TI demonstrated a prototype cell phone based on the Android open source platform and built using TI’s OMAP™ applications processor and connectivity solutions.

Education Technology segment

•	Revenue was $81 million. This was an increase of $5 million, or 7 percent, from the year-ago quarter due to higher sales of graphing calculators. Revenue was even with the prior quarter.

•	Gross profit was $49 million, or 60.5 percent of revenue. This was an increase of $4 million from the year-ago quarter and was a decrease of $1 million from the prior quarter.

•	Operating profit was $18 million, or 21.9 percent of revenue. This was an increase of $2 million from the year-ago quarter and a decrease of $1 million from the prior quarter.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	TI's ability to access its bank accounts and lines of credit or otherwise access the capital markets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors see the Risk Factors discussion in Item 1A of our most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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